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Krista Sohm
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Meritor Reports Second-Quarter Fiscal Year 2020 Results

TROY, Mich. (April 30, 2020) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter that ended March 31, 2020.

Second-Quarter Highlights

•	Sales of $871 million

•	Net income attributable to Meritor was $241 million and net income from continuing operations attributable to Meritor was $240 million

•	Diluted earnings per share from continuing operations of $3.19

•	Adjusted income from continuing operations attributable to the company of $56 million, or $0.74 per adjusted diluted share

•	Adjusted EBITDA of $107 million and adjusted EBITDA margin of 12.3 percent

•	Received $265 million from the termination of its distribution arrangement with WABCO Holdings, Inc.

Second-Quarter Results
For the second quarter of fiscal year 2020, Meritor posted sales of $871 million, down $285 million, or approximately 25 percent, from the same period last year. The decrease in sales was driven by lower global production volumes, including changes in customer demand and the impact of government mandates as a result of COVID-19, partially offset by sales from the AxleTech business, which was acquired in the fourth quarter of fiscal year 2019.

Net income attributable to Meritor was $241 million, or $3.20 per diluted share, compared to net income attributable to Meritor of $72 million, or $0.84 per diluted share in the prior year, and net income from continuing operations attributable to Meritor was $240 million, or $3.19 per diluted share, compared to net income from continuing operations attributable to Meritor of $73 million, or $0.85 per diluted share, in the same period last year. Higher net income year over year was driven by $203 million of after tax income associated with the termination of the distribution arrangement with WABCO Holdings, Inc.

Adjusted income from continuing operations attributable to the company in the second quarter of fiscal year 2020 was $56 million, or $0.74 per adjusted diluted share, compared to $88 million, or $1.03 per adjusted diluted share, in the same period last year.

Adjusted EBITDA was $107 million, compared to $139 million in the second quarter of fiscal year 2019. Adjusted EBITDA margin for the second quarter of fiscal year 2020 was 12.3 percent, compared to 12.0 percent in the same period last year. The decrease in adjusted EBITDA year over year was driven primarily by lower revenue, partially offset by lower incentive compensation costs and lower material, labor and burden costs. Incentive compensation was reduced $10 million in the quarter to align with revised performance expectations due to COVID-19. We also recognized a $4 million benefit resulting from a tax law change in India.

Cash provided by operating activities in the second quarter of fiscal year 2020 was $309 million compared to $40 million in the same period a year ago. Free cash flow was $292 million, compared to $19 million, in the same period last year. The increase in cash provided by operating activities and free cash flow was driven primarily by $265 million of cash received from the termination of the WABCO distribution arrangement.

Second-Quarter Segment Results
Commercial Truck sales for the second quarter of fiscal year 2020 were $588 million, down $288 million, or 33 percent, compared to the same period last year. The decrease in sales was driven primarily by lower market volumes for most regions across the segment, including changes in customer demand and the impact of government mandates as a result of COVID-19.

Segment adjusted EBITDA for Commercial Truck was $55 million, or 9.4 percent of sales for the quarter, compared to $88 million, or 10.0 percent of sales in the prior year. The decrease in segment adjusted EBITDA and segment adjusted EBITDA margin were driven primarily by lower volumes, partially offset by lower incentive compensation costs and lower material, labor and burden costs.

The Aftermarket, Industrial and Trailer segment posted sales of $319 million, down $10 million, or 3 percent, from the same period a year ago. Lower sales were primarily driven by decreased volumes across the segment, including changes in customer demand and the impact of government mandates as a result of COVID-19, partially offset by revenue generated from the AxleTech business.

Segment adjusted EBITDA for Aftermarket, Industrial and Trailer was $49 million, or 15.4 percent of sales for the quarter, compared to $52 million, or 15.8 percent of sales a year ago. The decrease in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by lower volumes, partially offset by lower incentive compensation costs.

COVID-19 Actions
The impact of the COVID-19 pandemic led to suspended production in most of Meritor’s global commercial truck manufacturing facilities, beginning late in the second fiscal quarter and continuing into the third fiscal quarter. A majority of the company’s operations in North America and Europe are now running limited production, with expectations that facilities in India and South America will restart in early May. Meritor’s operations in China are fully operational.

Meritor’s Aftermarket business remained fully operational to maintain the supply of critical replacement parts to the vital truck and trailer transportation network. The company’s Industrial businesses also remained operational throughout March and April at varying levels to support the production of vehicles deemed critical including defense, bus and coach, terminal tractor, fire and rescue and off-highway applications.

The company has established and begun the execution of a Safe Start plan for the reopening of plants, in addition to test labs, distribution centers and administrative facilities. Meritor will operate under these enhanced safety guidelines for the foreseeable future. To ensure consistent application and compliance with these safety protocols, the company has expanded the role of Jim Misiak, vice president and general auditor, to include responsibilities as chief safety compliance officer.

As previously announced, Meritor has taken decisive actions to reduce costs and increase financial flexibility, including the reduction of salaries, discretionary spend, capital expenditures and suspension of the company’s share repurchase program.

Liquidity
As of March 31, 2020, Meritor had overall liquidity of $829 million, comprised of $508 million in cash on hand and $321 million in undrawn commitments on its revolving credit facility. The company is currently in full compliance with its covenants under its revolving credit facility. Additionally, the company completed $141 million of stock repurchases in the first half of the second quarter.

Outlook for Third Quarter Fiscal Year 2020
As a result of the highly uncertain operating environment, the company withdrew its guidance given on January 30, 2020, regarding its fiscal year 2020 financial results. The company is providing the following outlook only for the third quarter of fiscal 2020:

•	Revenue to be in the range of $400 million to $500 million

•
Cash flow from operations to be in the range of negative $150 million to negative $225 million, inclusive of the one-time impact from receivable factoring programs of negative $125 million to negative $175 million.

“The COVID-19 pandemic has dramatically impacted the global commercial vehicle industry and economies around the world,” said Jay Craig, CEO and president of Meritor. “I am confident that our financial position, strengthened by the cost containment actions we are implementing, will enable us to successfully navigate this challenging period. I want to share my appreciation for our teams around the world who have done extraordinary work under the conditions of an uncertain business environment. As a committed and connected global team, we expect to regain the momentum we had prior to this health crisis.”

Second-Quarter Fiscal Year 2020 Conference Call
Meritor will host a conference call and webcast to discuss the company's second-quarter results for fiscal year 2020 on April 30 at 9 a.m. ET.

To participate, call (844) 412-1003 (within the United States) or (216) 562-0450 (International) at least 10 minutes prior to the start of the call. Please reference conference ID 1615229 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the Investors page on meritor.com.

A replay of the call will be available starting at 12 p.m. ET on April 30 until 12 p.m. ET on May 7 by calling (855) 859-2056 within the United States or (404) 537-3406 for international calls. Please refer to replay conference ID 1615229. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 9,100 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, financial markets and operations; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on European markets or our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AA Gear Mfg., Inc., AxleTech and Transportation Power, Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2019, as amended and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, and free cash flow.

Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense, related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.

Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Free cash flow over adjusted income from continuing operations is a specific financial measure of our M2022 plan used to measure the company's ability to convert earnings to free cash flow.

Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.

Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and free cash flow over adjusted income from continuing operations as key metrics to determine management’s performance under our performance-based compensation plans.

Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Sales	$871	$1,156	$1,772	$2,194
Cost of sales	(757)	(982)	(1,531)	(1,879)
GROSS PROFIT	114	174	241	315
Selling, general and administrative	(59)	(73)	(129)	(107)
Income from WABCO distribution termination	265	—	265	—
Other operating income (expense), net	(10)	1	(15)	1
OPERATING INCOME	310	102	362	209
Other income, net	14	9	24	20
Equity in earnings of affiliates	6	6	12	15
Interest expense, net	(16)	(15)	(30)	(29)
INCOME BEFORE INCOME TAXES	314	102	368	215
Provision for income taxes	(73)	(27)	(86)	(48)
INCOME FROM CONTINUING OPERATIONS	241	75	282	167
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	1	(1)	1	(1)
NET INCOME	242	74	283	166
Less: Net income attributable to noncontrolling interests	(1)	(2)	(3)	(4)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$241	$72	$280	$162

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$240	$73	$279	$163
Income (loss) from discontinued operations	1	(1)	1	(1)
Net income	$241	$72	$280	$162

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$3.19	$0.85	$3.58	$1.88
Discontinued operations	0.01	(0.01)	0.01	(0.01)
Diluted earnings per share	$3.20	$0.84	$3.59	$1.87

Diluted average common shares outstanding	75.3	85.6	78.0	86.6

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2020	September 30, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$508	$108
Receivables, trade and other, net	466	551
Inventories	529	526
Other current assets	35	31
TOTAL CURRENT ASSETS	1,538	1,216
NET PROPERTY	509	515
GOODWILL	500	478
OTHER ASSETS	678	606
TOTAL ASSETS	$3,225	$2,815
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$138	$41
Accounts and notes payable	541	610
Other current liabilities	257	285
TOTAL CURRENT LIABILITIES	936	936
LONG-TERM DEBT	1,203	902
RETIREMENT BENEFITS	315	336
OTHER LIABILITIES	347	226
TOTAL LIABILITIES	2,801	2,400

EQUITY:
Common stock (March 31, 2020 and September 30, 2019, 103.7 and 104.1 shares issued and 72.3 and 81.4 shares outstanding, respectively)	105	104
Additional paid-in capital	803	803
Retained earnings	771	491
Treasury stock, at cost (March 31, 2020 and September 30, 2019, 31.4 and 22.7 shares, respectively)	(573)	(332)
Accumulated other comprehensive loss	(714)	(681)
Total equity attributable to Meritor, Inc.	392	385
Noncontrolling interests	32	30
TOTAL EQUITY	424	415
TOTAL LIABILITIES AND EQUITY	$3,225	$2,815

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net income attributable to Meritor, Inc.	$241	$72	$280	$162
Loss (income) from discontinued operations, net of tax, attributable to Meritor, Inc.	(1)	1	(1)	1
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$240	$73	$279	$163
Interest expense, net	16	15	30	29
Provision for income taxes	73	27	86	48
Depreciation and amortization	26	21	50	43
Noncontrolling interests	1	2	3	4
Loss on sale of receivables	1	2	2	3
Income from WABCO distribution termination	(265)	—	(265)	—
Transaction costs	5	—	5	—
Asbestos related items	—	—	—	(31)
Restructuring	10	(1)	15	(1)
Adjusted EBITDA	$107	$139	$205	$258

Adjusted EBITDA margin (1)	12.3%	12.0%	11.6%	11.8%

Unallocated legacy and corporate expense (income), net (2)	(3)	1	(5)	(1)
Segment adjusted EBITDA	$104	$140	$200	$257

Commercial Truck
Segment adjusted EBITDA	$55	$88	$111	$165
Segment adjusted EBITDA margin (3)	9.4%	10.0%	9.2%	10.0%

Aftermarket, Industrial and Trailer
Segment adjusted EBITDA	$49	$52	$89	$92
Segment adjusted EBITDA margin (3)	15.4%	15.8%	14.0%	14.6%

Sales
Commercial Truck	$588	$876	$1,210	$1,655
Aftermarket, Industrial and Trailer	319	329	636	632
Intersegment Sales	(36)	(49)	(74)	(93)
Total Sales	$871	$1,156	$1,772	$2,194
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended March 31,
	2020	2019
OPERATING ACTIVITIES
Income from continuing operations	$282	$167
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	50	43
Deferred income tax expense (benefit)	(4)	16
Restructuring costs	15	(1)
Equity in earnings of affiliates	(12)	(15)
Pension and retiree medical income	(21)	(19)
Asbestos related liability remeasurement	—	(31)
Other adjustments to income from continuing operations	1	8
Dividends received from equity method investments	—	1
Pension and retiree medical contributions	(7)	(8)
Restructuring payments	(15)	(1)
Changes in off-balance sheet accounts receivable securitization and factoring programs	20	22
Changes in receivables, inventories and accounts payable	(8)	(91)
Changes in other current assets and liabilities	(49)	(33)
Changes in other assets and liabilities	38	(6)
Operating cash flows provided by continuing operations	290	52
Operating cash flows used for discontinued operations	—	(1)
CASH PROVIDED BY OPERATING ACTIVITIES	290	51
INVESTING ACTIVITIES
Capital expenditures	(33)	(44)
Cash paid for acquisition of Transportation Power, Inc., net of cash acquired	(13)	(3)
Other investing activities	9	—
CASH USED FOR INVESTING ACTIVITIES	(37)	(47)
FINANCING ACTIVITIES
Securitization	96	48
Borrowings against revolving line of credit	304	—
Redemption of notes	—	(19)
Term loan payments	(4)	—
Other financing activities	(1)	(1)
Net change in debt	395	28
Repurchase of common stock	(241)	(50)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	154	(22)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(7)	1
CHANGE IN CASH AND CASH EQUIVALENTS	400	(17)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	108	115
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$508	$98

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Income from continuing operations attributable to Meritor, Inc.	$240	$73	$279	$163
Adjustments:
Restructuring	10	(1)	15	(1)
Non-cash tax expense (1)	8	16	17	27
US. tax reform impacts (2)	—	—	—	(7)
Income tax expense (3)	58	—	57	6
Income from WABCO distribution termination	(265)	—	(265)	—
Transaction costs (4)	5	—	5	—
Asbestos related items (5)	—	—	—	(31)
Adjusted income from continuing operations attributable to Meritor, Inc.	$56	$88	$108	$157

Diluted earnings per share from continuing operations	$3.19	$0.85	$3.58	$1.88
Impact of adjustments on diluted earnings per share	(2.45)	0.18	(2.20)	(0.07)
Adjusted diluted earnings per share from continuing operations	$0.74	$1.03	$1.38	$1.81

Diluted average common shares outstanding	75.3	85.6	78.0	86.6
(1) Represents tax expense including the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(2) The six months ended March 31, 2019 includes $11 million of non-cash tax benefit related to the one time deemed repatriation of accumulated foreign earnings and $4 million of non-cash tax expense related to other adjustments.
(3) The three months ended March 31, 2020 includes $62 million of income tax expense related to the WABCO distribution arrangement termination, $3 million of income tax benefits related to restructuring and $1 million of income tax benefits related to AxleTech transaction costs. The six months ended March 31, 2020 includes $62 million of income tax expense related to the WABCO distribution arrangement termination, $4 million of income tax benefits related to restructuring and $1 million of income tax benefits related to AxleTech transaction costs. The six months ended March 31, 2019 includes $6 million of income tax expense related to the remeasurement of the Maremont net asbestos liability based on the Maremont prepackaged plan of reorganization.
(4) Represents transaction fees and inventory step-up amortization related to acquisitions of AxleTech and TransPower.
(5) The six months ended March 31, 2019 includes $31 million related to the remeasurement of the Maremont net asbestos liability based on the Maremont prepackaged plan of reorganization.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Cash provided by operating activities	$309	$40	$290	$51
Capital expenditures	(17)	(21)	(33)	(44)
Free cash flow	$292	$19	$257	$7